Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements of Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) and the notes thereto. This financial information, together with the pro forma adjustments detailed separately, reflects the operations that will constitute the Group’s business in connection with the sale.

Overview

Verizon Communications Inc.’s (“Verizon” or “the Parent”) wireline business provides customers with communications services that include voice, internet access, broadband video and data, next generation IP network services, network access, long distance and other services. Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) represent a portion of Verizon’s wireline business but have not been operated as a distinct business separate from Verizon’s wireline business and do not constitute a separate legal entity. Consequently, financial statements had not historically been prepared for the Group. The Group had approximately 9,300 employees as of March 31, 2016.

On February 5, 2015, Verizon entered into a definitive agreement with Frontier Communications Corporation pursuant to which Verizon agreed to contribute the Group to a newly formed legal entity and that entity will then be acquired by Frontier for approximately $10.5 billion, subject to certain adjustments and the assumption of debt. The transaction closed on April 1, 2016.

The Group is comprised of the local exchange business and related landline activities of Verizon in the states of California, Florida and Texas, including Internet access, long distance services and broadband video provided to certain customers in those states.

The Group is comprised of all or a portion of the following entities: Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest), referred to as Incumbent Local Exchange Carriers (“ILECs”), Verizon Long Distance LLC (“VLD”), Verizon Online LLC (“VOL”), Verizon Select Services, Inc. (“VSSI”) and Verizon Network Integration Corp. (“VNIC”). The Group excludes all activities of Verizon Wireless.

The Group includes regulated carriers and unregulated businesses in all three states, consisting principally of:

•	Local wireline customers and related operations and assets used to deliver:

•	Local exchange service,

•	IntraLATA toll service,

•	Network access service,

•	Enhanced voice and data services, and

•	Products at retail stores;

•	Consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	Dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and

•	Broadband video in certain areas within California, Florida and Texas.

Many of the communications services that the Group provides are subject to regulation by the state regulatory commissions of California, Florida or Texas with respect to intrastate services and other matters, and by the Federal Communications Commission (“FCC”) with respect to interstate services and other matters. The FCC and state commissions also regulate some of the rates, terms and conditions that carriers pay each other for the exchange voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some services. All of the broadband video services the Group provides, including the payment of franchise fees, are subject to regulation by state or local governmental authorities. The Federal Cable Act generally requires companies to obtain a local cable franchise, and the FCC has adopted rules that interpret and implement this requirement. Also, the FCC has a body of rules that apply to cable operators.

The sections that follow provide information about the important aspects of the Group and discuss their results of operations, financial position and sources and uses of cash and investments. Also highlighted are key trends and uncertainties related to the Group to the extent practicable.

Basis of presentation

Historically, financial statements have not been prepared for the Group as it did not operate as a distinct business and did not constitute a separate legal entity. The accompanying condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) using state-specific information, where available, and allocations where data is not maintained on a state-specific basis within Verizon’s books and records. The allocations impacted substantially all of the statements of income and comprehensive income items other than operating revenues and all balance sheet items with the exception of plant, property and equipment and accumulated depreciation which are maintained at the state level. Verizon management believes the assumptions and allocations used to determine the amounts in the condensed combined financial statements are reasonable and reflect all costs of doing business. See Note 1 to the Group’s condensed combined financial statements for additional information regarding the allocation methodology. All significant intercompany transactions within the Group have been eliminated.

Transactions with affiliates

Operating revenue reported by the Group includes transactions with Verizon for the rendering of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms or actual costs incurred by the Group.

The Group reimbursed Verizon for specific goods and services it provided to, or arranged for, based on tariffed rates or negotiated terms. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Group was allocated Verizon’s share of costs incurred to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, and tax and audit services. Based on pools of costs and the entities they relate to, the allocations were determined based on a three part factor which is computed based on the average of relative revenue, net plant, property and equipment and salaries and wages. The allocation factors are calculated by department and updated annually to reflect changes to business operations.

As it relates to the ILECs, the affiliate operating revenue and expense amounts represent all transactions with Verizon that are allocated entirely to the Group. As it relates to VLD, VOL, VSSI, and VNIC, affiliate operating revenue and expense amounts with Verizon were allocated to the Group consistent with the methodology for determining operating revenues and operating expenses as described in Note 1 to the Group’s condensed combined financial statements.

Trends

There have been no significant changes to the information related to trends affecting the Group that was disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2015.

Results of operations

Operating Revenues and Selected Operating Statistics

	Three Months Ended
(dollars in millions)	2016	March 31, 2015	Increase/(Decrease)
Operating revenues	$1,394	$1,448	$(54)	(3.7)%
Connections (in thousands) (1)
Total Voice connections	3,256	3,578	(322)	(9.0)
Total Broadband connections	2,121	2,178	(57)	(2.6)
Fios Internet Subscribers	1,624	1,571	53	3.4
Fios Video subscribers	1,185	1,203	(18)	(1.5)
High-Speed Internet subscribers	497	607	(110)	(18.1)

(1)	As of the end of the period

Operating revenues for the three months ended March 31, 2016 of $1,394 million declined $54 million, or 3.7%, compared to the similar period in 2015 primarily due to the continued decline of traditional voice (local exchange and long distance) and data revenues, partially offset by the expansion of Fios services, primarily from Fios Internet, and Ethernet services. The decline in voice revenues related to a 9.0% decline in total voice connections as a result of continued competition and technology substitution with wireless, competing VoIP and cable telephony services. Total voice connections include traditional switched access lines in service as well as Fios digital voice connections. The decline in data revenues relates to declines in both High-Speed Internet subscribers and core data circuits. We grew our Fios Internet subscriber base by 53 thousand, or 3.4%, from April 1, 2015 to March 31, 2016 while also improving penetration rates within our Fios service areas for Fios Internet. As of March 31, 2016, we achieved a penetration rate of 48.4% for Fios Internet, compared to a penetration rate of 47.7% at March 31, 2015.

Operating expenses

	Three Months Ended
(dollars in millions)	2016	March 31, 2015	Increase/(Decrease)
Costs of services (exclusive of items shown below)	$730	$721	$9	1.2%
Selling, general and administrative expense	324	325	(1)	(0.3)
Depreciation and amortization expense	239	250	(11)	(4.4)

Total Operating Expenses	$1,293	$1,296	$(3)	(0.2)

Cost of services. Cost of services during the three months ended March 31, 2016 of $730 million increased $9 million, or 1.2%, compared to the similar period in 2015, primarily due to an increase in content costs as a result of programming license fee increases, partially offset by a decrease in employee costs as a result of reduced headcount.

Selling, general and administrative expense. Selling, general and administrative expense during the three months ended March 31, 2016 of $324 million remained consistent compared to the similar period in 2015.

Depreciation and amortization. Depreciation and amortization expense during the three months ended March 31, 2016 of $239 million decreased $11 million, or 4.4%, compared to the similar period in 2015. The decrease was primarily driven by a decrease in net depreciable assets.

Operating Income and EBITDA

Earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) and Adjusted EBITDA, which are presented below, are non-GAAP measures and do not purport to be alternatives to operating income as a measure of operating performance. Management believes that these measures are useful to investors and other users of our financial information in evaluating operating profitability on a more variable cost basis as they exclude the depreciation and amortization expense related primarily to capital expenditures, as well as in evaluating operating performance in relation to our competitors. EBITDA is calculated by adding back depreciation and amortization expense to operating income.

Adjusted EBITDA is calculated by excluding the effect of actuarial gains or losses from the calculation of EBITDA. Management believes that excluding actuarial gains or losses as a result of a remeasurement provides additional relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

Operating expenses include pension and benefit related credits and/or charges based on actuarial assumptions, including projected discount rates and an estimated return on plan assets. These estimates are updated in the fourth quarter or upon a remeasurement event to reflect actual return on plan assets and updated actuarial assumptions. The adjustment is recognized in the income statement during the fourth quarter or upon a remeasurement event pursuant to our accounting policy for the recognition of actuarial gains/losses. During the first quarter of 2016, we recorded a pension remeasurement charge in accordance with our accounting policy to recognize actuarial gains and losses in the period in which they occur.

It is management’s intent to provide non-GAAP financial information to enhance the understanding of the Group’s GAAP financial information, and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies.

	Three Months Ended
(dollars in millions)	2016	March 31, 2015	Increase/(Decrease)
Operating income	$101	$152	$(51)	(33.6)%
Add Depreciation and amortization expense	239	250	(11)	(4.4)

EBITDA	$340	$402	$(62)	(15.4)

Add Non-operating charges included in operating expenses:
Pension remeasurement charge	13	—	13	nm

Adjusted EBITDA	$353	$402	(49)	(12.2)

Operating income margin	7.2%	10.5%
EBITDA margin	24.4	27.8
Adjusted EBITDA margin	25.3	27.8

nm - not meaningful

The changes in the table above during the three months ended March 31, 2016, compared to the similar period in 2015, were a result of the factors described in connection with operating revenues and operating expenses.

Other results

	Three Months Ended
(dollars in millions)	2016	March 31, 2015	Increase/(Decrease)
Interest expense, net	$9	$8	$1	12.5%
Income tax provision	36	56	(20)	(35.7)
Effective income tax rate	39.1%	38.9%

Income taxes. The effective income tax rate is calculated by dividing the provision for income taxes by income before the provision for income taxes. The effective income tax rate for the Group during the three months ended March 31, 2016 was 39.1% on income before income taxes of $92 million compared to 38.9% during the similar period in 2015 on income before income taxes of $144 million. The effective income tax rate for the three months ended March 31, 2016 is comparable to the similar period in 2015.

Liquidity and capital resources

	Three Months Ended
(dollars in millions)	2016	March 31, 2015	Change
Cash Flows Provided by (Used in)
Operating activities	$239	$188	$51
Investing activities	(176)	(173)	(3)
Financing activities	(63)	(15)	(48)

Increase (Decrease) in Cash and Cash Equivalents	$—	$—	$—

Capital expenditures	176	174	2

The Group uses net cash generated from operations to fund capital expenditures and repay affiliate debt.

Cash flows provided by operating activities. Net cash provided by operating activities was $239 million and $188 million during the three months ended March 31, 2016 and 2015, respectively. Historically, the Group’s principal source of funds has been cash generated from operations. During the three months ended March 31, 2016, cash from operating activities increased $51 million compared to the similar period in 2015 primarily as a result of lower working capital requirements, partially offset by a decrease in earnings.

Cash flows used in investing activities. Net cash used in investing activities was $176 million and $173 million during the three months ended March 31, 2016 and 2015, respectively. Capital expenditures are the Group’s primary use of capital resources as they facilitate the introduction of new products and services, enhance responsiveness challenges and increase the operating efficiency and productivity of the Group’s networks.

Cash flows used in financing activities. Net cash used in financing activities was $63 million and $15 million during the three months ended March 31, 2016 and 2015, respectively. The funding sources of the Group are included in parent funding in the condensed combined statements of assets, liabilities and parent funding without regard to whether the funding represents intercompany debt or equity. The Group participates in the centralized cash management services provided by Verizon. Verizon issues short-term debt, including commercial paper, to fund the working capital requirements of Verizon’s subsidiaries, including the Group, and invests funds in short-term investments on their behalf.